FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-01

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Sep  5 2014 16:26:40

WFRBS COMMERCIAL MORTGAGE TRUST 2014-C22 - PUBLIC NEW ISSUE **PRICING DETAILS**  $1,266.319 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES AND RBS
CO-MANAGER: DEUTSCHE BANK SECURITIES

OFFERED CERTIFICATES - PUBLIC
CLASS	FITCH/KBRA/MDY	$SIZE(MM)	WAL	Spread	CPN%	YLD%	PRICE
A-1	AAAsf/AAA(sf)/Aaa(sf)	57.333	2.73	+42	1.479	1.463	99.9979
A-2	AAAsf/AAA(sf)/Aaa(sf)	75.863	4.89	+53	2.976	2.312	102.9999
A-3	AAAsf/AAA(sf)/Aaa(sf)	59.936	6.92	+85	3.528	3.044	102.9978
A-4	AAAsf/AAA(sf)/Aaa(sf)	360.000	9.84		3.488	3.376	100.9963
A-5	AAAsf/AAA(sf)/Aaa(sf)	386.043	9.89	+84	3.752	3.402	102.9975
A-SB	AAAsf/AAA(sf)/Aaa(sf)	102.144	7.44	+74	3.464	3.011	102.9982
A-S	AAAsf/AAA(sf)/Aa1(sf)	104.132	9.96	+115	4.069	3.719	102.9962
B	AA-sf/AA-(sf)/Aa3(sf)	68.802	9.96	+145	4.371	4.019	102.9964
C	A-sf/A-(sf)/A3(sf)	52.066	9.96	+190	3.767	4.469	94.9991

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDY	$SIZE(MM)	WAL
D	BBB-sf/BBB-(sf)/NR	111.570	9.96

TIMING
ANTICIPATED SETTLEMENT:    SEPTEMBER 29, 2014

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4.